Exhibit 10.1

SHARE PURCHASE AGREEMENT

By and among

Vantage Energy Services, Inc.

and

F3 Fund

and

Offshore Group Investments Limited

Dated: August 30, 2007

THIS AGREEMENT is made this 30th day of August 2007

By and Among

(1)	Vantage Energy Services, Inc., a company incorporated under the laws of Delaware with its principal place of business at 777 Post Oak Blvd., Suite 610, Houston, Texas 77056 (the “Buyer”);

(2)	F3 Fund, a company incorporated in the Cayman Islands with its operational headquarters at 8th No 126 Jianguo North Road, Taipei 104, Taiwan (the “Seller”); and

(3)

Offshore Group Investments Limited, a company incorporated in the Cayman Islands and a wholly-owned subsidiary of Seller, with its operational headquarters at 8th No 126 Jianguo North Road, Taipei 104, Taiwan (the “Company”).

Buyer, Seller and the Company are each referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS:

(A)	The Seller, as of the date of this Agreement, owns all of the shares of the capital stock of Offshore Group Investments Limited, a company established under the laws of the Cayman Islands.

(B)

Four (4) Baker Marine Pacific Class jack-up drilling rigs (P2017, P2018, P2020 and P2021) (the “Rigs”) are being constructed by PPL Shipyard PPT Limited (“Builder”) in Singapore for delivery and sale to the Company.

(C)

The Buyer desires to purchase from the Seller, and the Seller desires to sell to the Buyer, 100 percent (100%) of the shares of the Company (the “Shares”) in accordance with the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the premises and the mutual promises herein made and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Buyer, Seller and Company agree as follows:

1.                                      DEFINITIONS

“Affiliate” or “Affiliated” with respect to any specified Person, means a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. For the purposes of this definition, “control” (and its derivatives) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting Equity Interests, as trustee or executor, by Contract or otherwise.

“Bluesky” means Bluesky Offshore Group Corp, incorporated in the British Virgin Islands with its operational headquarters at 8th No 126 Jianguo North Road, Taipei 104, Taiwan.

“Builder” is defined in the preambles of this Agreement.

“Business Day” means any day (other than Saturday or Sunday) on which banks in London and/or New York are open for business.

“Cancellation Date” is defined in Clause 2.3.1.

“Closing” shall mean the requirements of Clause 2.3.2 have been complied with in full.

“Closing Date” shall mean the date on which Closing occurs.

“Commitment” means any obligation, option, warrant, convertible security, exchangeable security, subscription right, conversion right or exchange right, including statutory pre-emptive right or pre-emptive right granted under the Organisational Documents or otherwise, stock appreciation right, profit participation or contracts, arrangements or commitments of any kind obligating Seller or the Company to issue or sell any shares of capital stock or, to any other interest in, the Company or other similar right relating to the capital stock of the Company.

“Company” means Offshore Group Investments Limited.

“Company Proxy Information” means information about the Company that is furnished in writing by Seller or the Company to Buyer and which is sufficient to permit Buyer to prepare and file the Proxy Statement under the Securities Exchange Act of 1934, as amended, with respect to Stockholder Approval of this Agreement and the transactions contemplated herein, as updated by Seller or the Company from time to time up to the date the Proxy Statement is first mailed to Buyer’s stockholders.

“Company 8-K Information” means information about the Company that Buyer must include in a Current Report on Form 8-K.

“Confidential Information” means any information (in whatever form, whether written, oral, electronic or otherwise) concerning the business and affairs of a Disclosing Party and any and all analyses, compilations, forecasts, studies or other documents which contain or reflect any such information, including this Agreement and the existence thereof, which information is identified as Confidential Information at the time of disclosure; provided, however, that the term “Confidential Information” shall not include information which is or becomes publicly available other than as a result of disclosure by a Receiving Party or its Representatives.

“Construction Contracts” means the four (4) contracts made between Bluesky and the Builder dated 27th October, 2006 (P2017), 10th January 2007 (P2018), 3rd June 2007 (P2020) and 14th August, 2007 (P2021) respectively, each for the design, construction and sale of a Baker Marine Pacific Class jack-up drilling rig, inclusive of any amendments, supplemental or ancillary agreements relating thereto (but excluding the Commission Agreement dated [TBA] and each as novated by Bluesky to the Company pursuant to the terms of the Novation Agreement.

“Conversion Rights” means the rights set forth in Buyer’s certificate of incorporation whereby holders of Buyer’s public common stock who vote against the transaction contemplated hereby may elect to have their shares of public common stock redeemed for cash if the transaction is consummated.

“Disclosing Party” means a Party that discloses Confidential Information to a Receiving Party or to any Representative of such Receiving Party.

“Encumbrance” means any encumbrance, lien, including any maritime lien, mortgage, deed of trust, pledge, hypothecation, assignment, security interest, charge, preference, participation interest, priority or security agreement.

“Governmental Body” means any regulatory body, legislature, agency, division, commission, court, tribunal or other body of any federal, state, local or foreign government.

“Intellectual Property Rights” means patents, trade marks, service marks, logos, get-up, trade names, internet domain names, rights in designs, copyright, (including rights in computer software) and moral rights, database rights, semi-conductor topography rights, utility models, rights in know-how and other intellectual property rights, in each case whether registered or unregistered and including applications for registration, and all rights or forms of protection having equivalent or similar effect anywhere in the world.

“Law” means any law (statutory, common or otherwise), constitution, treaty, convention, ordinance, equitable principle, code, rule, regulation, executive order or other similar authority enacted, adopted, promulgated or applied by any relevant Governmental Body, each as amended and in effect as of the date hereof.

“Material Adverse Effect” means, with respect to any Person, any change, circumstance or effect that is materially adverse to the business, results of operations, assets, liabilities, or financial condition of such Person and any subsidiaries of such Person taken as a whole.

“Material Contract” means each of the Construction Contracts and each of the Vendor Agreements.

“Novation Agreement” means collectively the four (4) novation agreements between Bluesky, the Company and the Builder pursuant to which the Construction Contracts are novated by Bluesky in favour of the Company.

“Order” means any order, ruling decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before, or under the supervision of any Governmental Body, arbitrator or mediator.

“Organizational Documents” means the certificate of incorporation, certificate of formation, bylaws, memorandum and/or articles of incorporation, operating agreement, certificate of limited partnership, partnership agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendment thereto.

“Party” is defined in the preamble to this Agreement.

“Permit” means any permit, license, consent, certificate, authorization or approval required by any Law or Governmental Body.

“Person” means any individual, partnership, limited liability company, corporation, association, joint stock company, trust, entity, joint venture, labor organization, unincorporated organization or Governmental Body.

“Receiving Party” means, with respect to a Person, such Person’s Affiliates, officers, directors, managers, employees, agents, consultants, financial advisers, attorneys, accountants or other Representatives.

“Shares” is defined in the preamble to this Agreement.

“Stockholder Approval” means (i) an affirmative vote by a majority of the shares of Buyer common stock issued in connection with Buyer’s initial public offering consummated on May 30, 2007 (such Buyer common stock, the “Buyer IPO Shares”) voted at a duly convened meeting to approve the transactions contemplated herein (the “Transactions”), and (ii) holders of less than thirty-percent (30%) of the Buyer IPO Shares both vote against the Transactions and exercise their Conversion Rights.

“Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, capital stock, franchise, profits, withholding, social security, unemployment, real property, personal property, sales, use, transfer, value added, alternative or add-n minimum tax, including any interest, penalty, or addition thereto.

“TMT Construction Contract Guarantees” means the four (4) parent company guarantees provided by TMT Co. Ltd. to the Builder dated 27th October 2006 (P2017), 10th January 2007 (P2018), 3rd June 2007 (P2020) and 14th August 2007 (P2021), each of which having been novated on the     day of August 2007 and which now guarantee the performance of the Company’s obligations under the Construction Contracts.

“Transfer Agreement(s)” means the agreements to be concluded on terms reasonably satisfactory to the Buyer as a condition of Closing pursuant to which the Vendor Agreements are assigned or novated to the Company.

“Trust Account” has the meaning ascribed to it in Clause 5.9 hereof.

“Vendor Agreements” means the agreements made between Bluesky and the suppliers named therein for the provision of certain drilling equipment to Bluesky which is to be furnished to the Builder for installation in the Rigs, to be novated or assigned to the Company pursuant to the Transfer Agreement(s).

2.                                   PURCHASE AND SALE OF THE SHARES

2.1                               Purchase and Sale of the Shares

At Closing and on and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell, assign, transfer, convey and deliver to the Buyer free and clear of any Encumbrances, certificates representing the Shares for the consideration specified in Clause 2.2.  Such certificates shall be duly endorsed in blank for transfer or shall be presented with stock powers duly executed in blank, with such other documents as may reasonably be required by Buyer to effect a valid transfer.

2.2                               Consideration

In consideration for the Shares, and in reliance upon the representations and warranties of the Seller and Company contained herein and subject to the satisfaction or waiver of all conditions contained herein, Buyer agrees to pay an aggregate purchase price of US$848,000,000, subject to adjustment as set forth in section 2.2(d) below, which amount shall be paid by Buyer as follows:

(a)                                  an aggregate amount of cash equal to US$ 56,000,000 (the “Cash Payment”) to be paid to the Seller; and

(b)                                 an aggregate amount of units (the “Buyer’s Units”) of Buyer’s securities, to be issued to the Seller, priced at $8.25 per unit, consisting of one share of common stock, par value $.001 per share (the “Common Stock”), and 0.75 warrant to purchase one share of Common Stock (the “Warrants”), equal to US$ 275,000,000 as at the Closing Date. The exercise price shall be US $6.00 and, along with the exercise period and conditions for the Warrants, shall be identical to those warrants issued in the Buyer’s initial public offering pursuant to the Buyer Prospectus, as such term is defined in Section 5.9 hereof; and

(c)           the assumption by Buyer of US$517,000,000 of payments due under the Construction Contracts, such amount representing the balance of the remaining payments under the Construction Contracts estimated as of the Closing Date (the “Contract Payment Amount”).  If the Contract Payment Amount on the Closing Date exceeds $517,000,000, then such excess shall be referred to herein as a “Closing Shortfall” and  if the Contract Payment Amount on the Closing Date is less than $517,000,000, the amount by which it is less than $517,000,000 shall be referred to herein as a “Closing Surplus”; and

(d)           on the Closing Date, Seller and Buyer shall take the following actions:

(i)            If on the Date of Closing there is a Closing Shortfall, the Cash Payment to Seller shall be decreased by the amount of such Closing Shortfall.

(ii)           If on the Date of Closing there is a Closing Surplus, the Cash Payment shall be increased by the amount of such Closing Surplus.

(iii)          If on the Date of Closing there is neither a Closing Shortfall nor a Closing Surplus, the Cash Payment shall not be increased or decreased pursuant to this Section 2.2(d).

2.3                               The Closing

2.3.1                       Timing

The closing of the purchase and sale of the Shares (the “Closing”) will take place at the offices of Ellenoff Grossman & Schole, LLP or at such other location as the Buyer and Seller may mutually determine on:

(a)                                  The date as soon as reasonably practicable after receipt by Buyer of the Stockholder Approval; or

(b)                                 such other date as the Buyer and the Seller may mutually determine in writing, provided, that the conditions in Clauses 6 and 7 have been satisfied or waived (other than conditions with respect to actions that the respective Parties will take at the closing), but in any event not later than the Cancellation Date specified below.

The date on which the Closing actually occurs being the “Closing Date”.

If the Closing has not occurred by 31st May, 2008 (the “Cancellation Date”), this Agreement shall be deemed to be null and void, and neither Party shall have any recourse against the other.

2.3.2                    Deliveries and Proceeding at Closing

At Closing and subject to the terms and conditions herein contained:

(a)                                  The Seller shall deliver, or shall cause to be delivered, to the Buyer:

(i)                                     certificates representing the Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer, with appropriate transfer stamps, if any, affixed;

(ii)                                  the Certificate of Incorporation, Corporate Seal (if any), Share Register and Share Certificate Books (with any unissued share certificates), all minute books and other similar corporate books (which shall be written-up to but not including Closing) of the Company;

(iii)                               all such other documents (including any necessary waivers or consents) as necessary to vest in Buyer all of Seller’s rights, title and interest in the Shares, free and clear of all Encumbrances;

(iv)                            a letter of resignation in the agreed form, effective as of the Closing Date, duly executed by each of the Directors of the Company;

(v)                                 a letter of resignation in the agreed form, effective as of the Closing Date, duly executed by the secretary and deputy secretary, if any, of the Company;

(vi)                              a certificate of good standing (or its equivalent) of Seller and the Company issued by the relevant jurisdictional authority; and

(vii)                           all other documents, instruments or certificates required to be delivered by Seller at the Closing pursuant to this Agreement or as may be reasonably requested by Buyer.

(b)                               The Seller shall procure that resolutions of the Board of Directors and/or of the shareholders, as appropriate, of the Company are passed by which the following business is transacted;

(i)                                     the registration (subject to their being duly stamped, if required) of the transfer in respect of the Shares is approved;

(ii)                                  the registered office of the Company is changed to                                     ;

(iii)                               the resignations referred to in Clauses 2.3.2(a)(iv) and (v) above;

(iv)                              such persons as are nominated by Buyer are appointed as directors and/or secretary of the Company.

(c)                                  Buyer shall deliver, or cause to be delivered, to Seller:

(i)                                     certificates and warrants representing the Buyer’s Units; and

(ii)                                  the Cash Payment.

(d)                                 The Parties shall also deliver to each other such other agreements, closing certificates and other documents and instruments required to be delivered to each other pursuant to Clauses 6 and 7 of this Agreement.

3.                                      REPRESENTATIONS AND WARRANTIES OF THE SELLER AND COMPANY

The Seller and Company jointly and severally represent and warrant to the Buyer as follows:

3.1                             Organization and Good Standing

(a)                                  Each of Seller and the Company is (i) a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all necessary corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and (ii) duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except, in each case, where such failures would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Buyer or the Company, as the case may be.

(b)                                 The Seller is the lawful owner, beneficially and of record, of the Shares in the Company, free and clear of all Encumbrances.  At the Closing, the delivery to Buyer of the Shares pursuant to this Agreement will transfer to Buyer good and valid title to the Shares, free and clear of all Encumbrances.

(c)                                  Each of Seller and the Company has delivered to Buyer complete and current copies of their respective Organizational Documents, as currently in effect.  Such Organizational Documents are in full force and effect.

(d)                                 The Company does not own, directly or indirectly, any capital stock or other interest in any corporation, partnership, limited liability company, or joint venture.

3.2                               Authority; No Conflict

(a)                                  Upon execution and delivery, this Agreement will constitute the legal, valid, and binding obligation of each of Seller and the Company, enforceable against each of Seller and the Company, respectively, in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether consider in a proceeding in equity or at law).  Each of Seller and the Company has the full corporate power and authority to execute and deliver this Agreement and all other instruments and agreements to be executed and delivered by it hereunder and to perform its obligations contemplated hereby and thereby.  The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated by this Agreement, and all other instruments and agreements to be executed and delivered by each of Seller and the Company as contemplated hereby, have been duly authorized by each of Seller and the Company and no other action on their part is necessary to authorize the execution, delivery and performance of this Agreement and such other instruments and agreements by them and the consummation by Seller and the Company of the transactions contemplated hereby and thereby.

(b)                                 The execution, delivery and performance of this Agreement and all other instruments and agreements contemplated hereby (including the Novation Agreement and the Transfer Agreement(s)), and the consummation of the transactions contemplated hereby and thereby do not and will not, directly  or indirectly:

(i)                                     conflict with, violate or constitute a default under any provision of the Organizational Documents of Seller or the Company;

(ii)                                  conflict with or violate any Law applicable to Seller or the Company or by which any of their respective businesses, operations, properties or assets are bound or affected; or

(iii)                               conflict with, violate, result in any breach of, constitute a default (or an event that, with or without notice or lapse of time, or both, would become a default) under, require any consent of any Person pursuant to, give rise to a right of termination, cancellation, acceleration or modification of any obligation or to loss of a material benefit under, or to increased, additional, accelerated, guaranteed or modified rights or entitlements of any person under, or result in the creation of any Encumbrance upon any of the properties or assets of the Company or the Shares, any Material Contract;

(c)                                  Neither Seller nor the Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of the transactions contemplated by this Agreement.

(d)                                 Neither Seller nor the Company is required to file, seek or obtain any authorization of or with any Governmental Authority in connection with the execution, delivery and performance by Seller and the Company of this Agreement or the transactions contemplated hereby, except for (i) any filings required to be made under the Hart Scott Rodino Act, (ii) such filings as may be required by any applicable federal or state securities or “blue sky” laws, (iii) where failure to file, seek or obtain such authorization, or to make such filing or notification would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect with respect to the Company or (iv) as may be necessary as a result of any facts or circumstances relating to Buyer.

3.3                               Capitalization

The authorized capital stock of the Company consists of 50,000 shares of common stock, par value USD $1.00 per share, of which one (1) share is issued and outstanding and constitutes the Shares.  Seller is and will be on the Closing Date the of record and beneficial owner and holder of all of the Shares, free and clear of all Encumbrances.  All of the Company’s outstanding capital stock have been duly authorized and validly issued and are fully paid and non-assessable and were issued in compliance with all applicable Laws. There is no outstanding Commitment relating to the Shares.  There are no outstanding contractual obligations of Seller or the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or to make any investment in any other Person.  There are no agreements or understandings in effect with respect to the voting or transfer of any of the capital stock of the Company, except as may be contemplated by this Agreement.

3.4                               Books And Records

The minute books (containing the records of the meetings or written consents in lieu of such meetings of the stockholders, the board of directors and any committees of the board of directors), the stock certificates books and the stock record books of the Company are complete and correct and have been maintained in accordance with sound business practices.  At the Closing, those books and records will be in the possession of the Company.

3.5                               Title To Properties; Encumbrances

The Company owns no real estate and holds no lease or other interest in any real estate.

3.6                               Liabilities; Guarantees

The Company has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for its commitments hereunder.

The Company is not a guarantor of any third party’s liability or obligation.

3.7                               Regulatory matters

Each of Seller and the Company has obtained all licences, permissions, authorisations and consents required for carrying on its business effectively in the places and in the manner in which such business is now carried on. The licences, permissions, authorisations and consents referred to in paragraph (a) are in full force and effect, are not limited in duration or subject to any unusual or onerous conditions and have been complied with in all respects.  To the best knowledge of Seller and the Company, there are no circumstances which indicate that any of the licences, permissions, authorisations or consents referred to in paragraph (a) above will or are likely to be revoked or not renewed, in whole or in part, in the ordinary course of events (whether as a result of the acquisition of the Shares by the Buyer or otherwise).

3.8                               Absence of Certain Changes or Events

The Company has conducted its business and corporate affairs in accordance with its Organisational Documents and in all material respects with all applicable laws and regulations of the Cayman Islands or any other material jurisdiction.

3.9                               Legal Proceedings

There are no pending or threatened claims or proceedings that have been commenced by or against the Seller or the Company, their respective property or assets that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement.

3.10                        Material Contracts

Each Material Contract is in full force and effect and is valid, legal and enforceable in accordance with its terms and neither Seller nor Company nor Bluesky has received or given any notice of default with respect thereto. Company is in material compliance with all applicable terms and requirements of each Material Contract. All payments due and payable under each of the Material Contracts have been made in full and on time.  Neither Seller nor Company nor Bluesky has given to or received from any other Person any notice regarding any violation or breach of, or default under, any Material Contract which has not been resolved. There have been no amendments or variations to any of the Material Contracts and there are no side or supplemental agreements relating thereto which have not been disclosed to the Buyer prior to the date hereof.

3.11                        Employees; Labor Relations

The Company has no employees.

3.12                        Intellectual Property

The Company has no Intellectual Property Rights.  None of the operations of the Company infringes, or is likely to infringe, the Intellectual Property Rights of a third party.

3.13                        Brokers Or Finders

Seller and the Company and their respective officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the conclusion of this Agreement and will indemnify and hold the Buyer harmless from any such payment alleged to be due by or through the Seller as a result of the actions of the Seller or its officers or agents.

3.14                        Company Information

The Company Proxy Information to be supplied by Seller and the Company for inclusion in Buyer’s proxy statement (as amended or supplemented, the “Proxy Statement”) to be sent in connection with the meeting of Buyer’s stockholders to consider the approval of this Agreement and the transactions contemplated hereby (the “Buyer Stockholders’ Meeting”) shall not on the date the Proxy Statement is first mailed to the Buyer’s stockholders, to Sellers and the Company’s knowledge, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or, to Seller or the Company’s knowledge, omit to state any material fact necessary to correct any statement provided by Seller or the Company in any earlier communication that has become false or misleading.  The Company 8-K Information shall not, on the Closing Date, to Seller’s or the Company’s knowledge, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or, to Seller’s or the Company’s knowledge, omit to state any material fact necessary to correct any statement provided by Seller or the Company in any earlier communication that has become false or misleading.

4.                                      REPRESENTATIONS AND WARRANTIES OF BUYER

The Buyer represents and warrants to Seller and the Company as follows:

4.1                               Organization And Good Standing

The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of Delaware and has all necessary corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

4.2                               Authority; No Conflict

(a)                                  Upon the execution and delivery by the Buyer, this Agreement will constitute the legal, valid, and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether consider in a proceeding in equity or at law).  The Buyer has all right, power, and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

(b)                                 Subject to receipt of the Stockholder Approval, neither the execution and delivery of this Agreement by the Buyer nor the consummation or performance of any of the transactions under this Agreement by the Buyer will directly or indirectly (with or without notice or lapse of time) violate:

(i)                                     any provision of the Buyer’s Organizational Documents;

(ii)                                  any resolution adopted by the board of directors or the stockholders of the Buyer;

(iii)                               any Legal Requirement or Order to which the Buyer may be subject; or

(iv)                              any Contract to which the Buyer is a party or by which the Buyer may be bound.

4.3                               Certain Proceedings

There are no pending or threatened claims or proceedings that have been commenced against the Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement.

4.4                               Brokers Or Finders

The Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement and will indemnify and hold the Seller harmless from any such payment alleged to be due by or through the Buyer as a result of the action of the Buyer or its officers or agents.

4.5                               Investment Intent; Access to Information

Buyer is acquiring the Shares for its own account for investment purposes only and not with a view to any public distribution thereof or with any intention of selling, distributing or otherwise disposing of the Shares in a manner that would violate the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), or any applicable state securities laws.  Buyer agrees that the Shares may not be sold, transferred, offered for sale, pledged hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities laws, except pursuant to an exemption from such registration under the Securities Act or such laws.  Buyer is able to bear the economic risk of holding the Shares for an indefinite period (including total loss of its investment) and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment.  Prior to the date hereof, Buyer has reviewed or been afforded the full opportunity to review all information provided to it by Seller and the Company and has had the opportunity to ask questions of and receive answers to its satisfaction from Seller and the Company concerning the Company and the Shares and to obtain any additional information reasonably requested by it.

5.                                    COVENANTS OF THE PARTIES; WAIVER

5.1                               General

Subject to the terms and conditions provided herein, each of the Parties hereto agrees to use its commercially reasonable best efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement and to cause the conditions of the Closing to be satisfied by such Party, including using its reasonable commercial efforts to obtain all necessary extensions, waivers, consents and approvals from any Governmental Body or third-party and effecting all necessary registrations and filings. Each of the Parties hereto agrees not to take any action or fail to take any action that would be reasonably likely to prevent or unnecessarily delay the performance in any covenant or the satisfaction of any condition contained in this Agreement.

Each of the Parties agree that, notwithstanding any other provision contained in this Agreement, it does not now have, and shall not at any time prior to the Closing have, any claim to, or make any claim against, any other Party or any officers, agents or shareholders of any other Party regardless of whether such claim arises as a result of, in connection with or relating in any way to this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Clause 5.1 as the “Claims”).  Notwithstanding any other provision contained in this Agreement, each of the Parties hereby irrevocably waives, and indemnifies and holds harmless any other Party or any officers, agents and shareholders of any other Party from and against, any Claims it may have, now or in the future (in each case, however, prior to the consummation of the transactions contemplated by this Agreement), and undertakes that it will not seek recourse against, any other Party or any officers, agents or shareholders of any other Party for any reason whatsoever in respect thereof.

5.2                               Access And Investigation Prior To Closing

Between the date of this Agreement and the Closing, the Sellers will, and will cause the Company to (a) afford the Buyer and its representatives and advisors (collectively, “Buyer’s Advisors”) full and free access to the Company’s contracts, books and records, and other documents and data as the Buyer may reasonably request and (b) furnish to the Buyer and the Buyer’s Advisors copies of all such contracts, books and records, and other existing documents and data as the Buyer may reasonably request. The Seller shall also procure access, at no cost  to the Buyer, for the Buyer and the Buyer’s

Advisors to visit the shipyard of the Builder and any location at which works are being undertaken pursuant to the Vendor Agreements to inspect the construction of any of the Rigs and any works relating thereto.  Buyer acknowledges and agrees that it is purchasing, indirectly through purchase of the Shares, the Rigs according only to the specifications enumerated in the Construction Contracts and materials related thereto.

5.3                               Operation Of The Business Of The Company Prior To Closing

Between the date of this Agreement and the Closing, Seller and Company will, and will cause the Company to conduct the business of the Company in a manner that preserves any and all material rights and interests under each of the Material Contracts and Vendor Agreements. The Seller shall so far as practical consult the Buyer on any material operational matter relating to any of the Material Contracts or Vendor Agreements and no action or step shall be taken or be omitted to be taken without the Buyer’s prior written agreement  (not to be unreasonably withheld) which would adversely affect any rights and interests under any of the Material Contracts or Vendor Agreements or cause the Company to assume any greater obligations or liabilities than exist as at the date hereof.  The Buyer undertakes to respond to any request for its agreement within seven (7) business days, failing which it shall be deemed to have consented.

Without prejudice to the foregoing, the Seller shall ensure that the Company shall not approve or issue any variation or instruction which might constitute a variation to the specifications for the Rigs or otherwise entitle the Builder to an adjustment in the contract prices and/or schedule for delivery of the Rigs under any of the Construction Contracts without the Buyer’s prior written consent (not to be unreasonably withheld). The Seller agrees that it shall fund and/or cause the Company to pay in a timely fashion in accordance with the terms of each of the Construction Contracts any further instalments that fall due to the Builder thereunder in the period between the date of this Agreement and the Closing Date or Cancellation Date (as the case may be); provided, however, that the Cash Payment referred to in Section 2.2(a) hereof shall be adjusted pursuant to Section 2.2(d) hereof.  For the avoidance of doubt, any instalments paid to the Builder prior to the date of this Agreement (which the Parties acknowledge amount in aggregate to USD [TBA]) shall not be reimbursed.

Subject to satisfaction of the relevant conditions for Closing, the Buyer shall reimburse direct or cause the Company to reimburse to the Seller upon the Closing Date the reasonable costs of the supervision of construction of the Rigs incurred by the Company or Seller in the period between the date of this Agreement and Closing Date.

Furthermore, the Seller shall ensure that neither the Company nor any Affiliate shall negotiate or enter into any agreement or understanding with any third party for the sale or disposal of the Shares or the Rigs or its rights and interests under the Construction Contracts or Vendor Agreements, or enter into any agreement or understanding which is contrary to the Buyer’s interests in relation to the transactions contemplated under this Agreement or the Buyer’s interest in the Drillship Option, in the period from the date hereof until the Cancellation Date.

5.4                               Notification Of Changes

Between the date of this Agreement and the Closing, the Seller will promptly notify the Buyer if the Seller or the Company becomes aware of any fact or condition that causes or constitutes a breach of any of the Seller’s representations and warranties as of the date of this Agreement, or if the Seller or the Company becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.  The Buyer agrees to notify the Seller if prior to the Closing in the course of due diligence it becomes aware of any fact or condition that causes or constitutes a breach of the Seller’s representation and warranties hereunder.

5.5                               Name Change

Within seven (7) days of the Closing Date, the Buyer will change the corporate name of the Company.

5.6                               Taxes

The Seller will timely file all tax returns that are or were required to be filed with respect to the Company for periods up to the Closing and timely pay all Taxes attributable to the Company through to and including the date of the Closing.

5.7                               Confidentiality

Except as otherwise expressly contemplated herein, no Receiving Party or its representatives shall use any Confidential Information for any purpose other than evaluation of the transactions contemplated under this Agreement, nor disclose to any third party the existence of this Agreement, the subject matter or terms hereof or any Confidential Information concerning the business or affairs of any Disclosing Party without the prior written consent of such Disclosing Party.

In the event that a Receiving Party or its representatives is requested pursuant to, or required by, applicable Law, regulation, stock exchange rules or legal process to disclose any Confidential Information concerning the business or affairs of a Disclosing Party, then such Receiving Party or its representatives, as the case may be, will promptly notify such Disclosing Party. The Seller acknowledges and agrees that the Buyer may disclose such information, including terms and conditions, from or relating to this Agreement and the Material Contracts as it sees fit in connection with seeking Stockholder Approval and financing.

If the transactions contemplated by this Agreement are not consummated, each Party will return or destroy as much of the Confidential Information concerning the other Party as such other Party may reasonably request.

5.8                               Public Announcements

Prior to the Closing, no Party shall issue any press release or make any other public announcements related to this Agreement or the Material Contracts or the transactions contemplated hereby or thereby without the consent of the other Party.

5.9                               No Claim Against Trust Account

Seller and the Company have read a copy of Buyer’s Registration Statement on Form S-1 (SEC File No. 333-138565), as declared effective by the SEC on May 24, 2007 (the “Buyer Prospectus”).  Seller understands that Buyer is a special purpose company formed for the sole purpose of consummating a “business combination” and that Buyer has established a trust account at JP Morgan Chase NY Bank (the “Trust Account”), maintained by Continental Stock & Transfer Company acting as trustee, initially in the amount of $263,960,000 and thereafter increased by any earned and accrued interest thereon and decreased by any applicable state or federal taxes thereon (collectively, the “Trust Assets”).  Seller acknowledges that the Trust Assets are to be held for the benefit of Buyer’s stockholders and either distributed as part of the consummation of a business combination between Buyer and a business entity or entities meeting certain requirements or returned to Buyer’s stockholders.

Seller and the Company agree that, notwithstanding any other provision contained in this Agreement, Seller and the Company do not now have, and shall not at any time prior to the Closing have, any claim to, or make any claim against, the Trust Account, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between Seller and the Company, on the one hand, and Buyer, on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to as the “Claims”).  Notwithstanding any other provision contained in this Agreement, Seller and the Company hereby irrevocably waive any Claim they may have, now or in the future (in each case, however, prior to the Closing Date), and will not seek recourse against, the Trust Account for any reason whatsoever in respect thereof.

5.10                        Right of sale of Common Stock

For good and valuable consideration receipt of which is hereby acknowledged, the Seller hereby agrees (subject to the proviso below) that the Seller will not, for a period of one (1) year after the Closing Date: (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, establish or increase any “put equivalent position” or liquidate or decrease any “call equivalent position” or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise.  Provided that the provisions herein shall only apply to 25% of the Common Stock held by the Seller and/or its Affiliate as at (immediately following Closing) the Closing Date.

5.11                        Domicile of Buyer

The Seller acknowledges and agrees that the Buyer may change its domicile from Delaware to the Cayman Islands prior to or in conjunction with Closing hereunder; and that for such purpose a separate company would be established in the Cayman Islands into which the business and assets of the Buyer would be merged. The Parties agree that the provisions of this Agreement will be given effect in accordance with its terms and conditions, notwithstanding any such change in domicile, subject to such consequential modifications as are necessary and if such change is to be effected prior to Closing references herein to the Common Stock of the Buyer or warrants in respect of the Common Stock of the Buyer shall, with effect from any such change, be references to the common stock of and warrants in respect of the common stock of the merged Cayman Islands company.

5.12     Board Representation

At or prior to Closing, the Buyer agrees to take the necessary steps to appoint up to 3 persons nominated by Seller to be Directors of the Board of Buyer on terms and conditions reasonably satisfactory to Buyer and Seller and on terms more fully set forth in section 7.6 hereof.

6                 CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE

6.1                               Accuracy Of Representations

All of Seller’s and/or Company’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

6.2                               Seller’s/Company’s Performance

6.2.1.1            All of the covenants as described in Clause 5 and all of the obligations that the Seller and/or Company is required to perform or to comply with pursuant to this Agreement at or prior to the Closing, and each of these covenants and obligations must have been duly performed and complied with in all material respects.

6.2.1.2            The Seller and/or Company must have delivered each document required to be delivered by it pursuant to Clause 2.3.2.

6.3                               Novation Agreement

The Novation Agreement must have been duly executed by the Builder, the Company and Bluesky and be in full force and effect as at the date of Closing.

The Transfer Agreement(s) must have been duly executed by the relevant parties in favour of the Company and be in full force and effect as at the date of Closing.

6.4                               Financing

Buyer must have obtained secured debt financing from a conventional lender in respect of the purchase of the Company hereunder and/or funding towards (i) any payments due for reimbursement by Buyer pursuant to Clause 5.3 of this Agreement and (ii) the further instalments of the Contract Price payable under each of the Construction Contracts and Vendor Agreements, such funding in aggregate anticipated to amount to at least $300 million, on such terms as are acceptable to Buyer.

6.5                               Stockholder Approval

The Stockholder Approval shall have been obtained (including approval from Stockholders to a change in the domicile of the Buyer as contemplated under Article 5.11, if sought by Buyer).

6.6                               Fairness Opinion

Buyer shall have obtained a fairness opinion from an unaffiliated, independent third party appraiser, which states that the consideration to be paid for the Company’s Shares by Buyer is fair to Buyer from a financial point of view.  Such appraisal shall have also determined that the fair market value of the Company’s Shares exceeds 80% of Buyer’s net assets as was described in the prospectus relating to Buyer’s initial public offering as a condition to any acquisition and required by Buyer’s amended and restated certificate of incorporation.

6.7                               Drillship Option

The Seller or TMT Co., Ltd. or an affiliate of TMT Co., Ltd. must have duly executed with the Buyer, as at the date of Closing, an agreement pursuant to which the Buyer is granted an option to call for the novation to it of a contract to be entered into and made between Mandarin Drilling Corporation and Daewoo Shipbuilding and Marine Engineering Co, Ltd (“Daewoo”) for the construction of a deepwater drillship, such option being exercisable within six (6) months of the Closing Date and otherwise on terms to be mutually agreed.

6.8                               Additional Documents

Each of the following documents must have been delivered to the Buyer:

6.8.1            copies of the corporate resolutions of the Seller and Company with respect to this transaction; and

6.8.2            such other documents as the Buyer may reasonably request for the purpose of (i) evidencing the accuracy of any of the Sellers’ and/or Company’s representations and warranties, (ii) evidencing the performance by the Seller and/or Company of, or the compliance by the Seller and/or Company with, any covenant or obligation required to be performed or complied with by the Seller and/or Company, (iii) evidencing the satisfaction of any condition referred to in this Clause 6, or (iv) otherwise facilitating the consummation or performance of any of the transactions contemplated by this Agreement; and

6.8.3             a registration rights agreement in respect of the  Common Stock in the form and terms attached hereto.

6.9                               No Proceedings

Since the date of this Agreement, there must not have been commenced or threatened against the Seller or the Company any claims or proceedings (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated by this Agreement, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of such transactions.

6.10                        No Litigation Regarding Stock Ownership Or Sale Proceeds

There must not have been filed any litigation asserting that any Person is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in the Company.

7                 CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE

The Seller’s obligation to sell the Shares and to take the other actions required to be taken by the Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part).

7.1                               Accuracy Of Representations

All of the Buyer’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

7.2                               Buyer’s Performance

7.2.1.1            All of the covenants and obligations that the Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

7.2.1.2            The Buyer must have delivered each of the documents required to be delivered by the Buyer pursuant to Clause 2.3.2.

7.3                               Release of TMT Construction Contract Guarantees

TMT Co. Ltd. must have obtained either (i) a release from the Builder of its obligations under the TMT Construction Contract Guarantees on terms reasonably acceptable to it (to be procured by the provision by the Buyer in favour of the Builder of replacement guarantees on the same terms and conditions) or (ii) in the event that the Builder will not accept such replacement guarantees, a letter of counter indemnity from the Buyer in respect of any liability it might incur under such TMT Construction Contract Guarantees on terms reasonably acceptable to it.  Buyer hereby acknowledges Buyer’s intent to offer the aforementioned replacement guarantees to the Builder.

7.4                               Additional Documents

The Buyer must have caused the following documents to be delivered to Seller:

7.4.1.1            copies of corporate resolutions of Buyer with respect to this transaction; and

7.4.1.2            such other documents as Seller may reasonably request for the purpose of (i) evidencing the accuracy of any representation or warranty of Buyer, (ii) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer, (iii) evidencing the satisfaction of any condition referred to in this Clause 7, or (iv) otherwise facilitating the consummation of any of the Contemplated Transactions.

7.5                               No Proceedings

Since the date of this Agreement, there must not have been commenced or threatened against the Buyer, any claims or proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated by this Agreement, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of such transactions.

7.6                       Board representation

Buyer shall have undertaken the necessary steps to appoint up to 3 persons nominated by Seller to be Directors of the Board of Buyer on terms and conditions reasonably satisfactory to Buyer and Seller (which shall include, in principle, agreement to procure the resignation of one such person as a Director in the event that the holding of Common Stock by Seller or its Affiliate falls below 30% of the entire issued and outstanding Common Stock of Buyer).  In the event that Seller transfers Buyer’s Units to an unaffiliated third party in sufficient quantity to reduce Seller’s holdings of Buyer’s Units by 9.9% or greater, then Buyer shall undertake the necessary steps to appoint one additional person nominated by Seller to be a Director of the Board of Buyer on terms and conditions satisfactory to Buyer and Seller.

7.7        Financing

Buyer must have obtained secured debt financing from a conventional lender in respect of the purchase of the Company hereunder and/or funding towards (i) any payments due for reimbursement by Buyer pursuant to Clause 5.3 of this Agreement and (ii) the further instalments of the Contract Price payable under each of the Construction Contracts and Vendor Agreements, such funding in aggregate anticipated to amount to at least $300 million, on such terms as are acceptable to Buyer.

8                 GENERAL INDEMNITY

8.1                               Indemnity.

Subject to Clause 8.2, and in each case after the consummation of the transactions contemplated by this Agreement, each Party (for the purposes of this clause, the “indemnifying Party” hereby agrees to pay promptly or, as the case may be, hold the other Party (the “indemnified Party”, which expression shall include, its Affiliates, and its or their respective directors, officers, employees and stockholders, harmless (on a full indemnity basis) and keep the indemnified Party or indemnified Parties indemnified against any liability, loss, charge, claim, demand, action, proceeding, damage, judgment, order or other sanction, enforcement, penalty, fine, fee, commission, interest, encumbrance, cost and expense of whatsoever nature which arises or is suffered or incurred by or imposed on the indemnified Party (each a “Liability”) that arises from (i) any breach of any representation or warranty given, made or repeated by an indemnifying Party or in any certificate or other document given or issued pursuant hereto, and (ii) any breach of any covenant or undertaking made or given by an indemnifying Party in this Agreement. Provided that the indemnifying Party shall not have any liability under this Clause unless the aggregate amount of the Liabilities for which the indemnifying Party would be liable under this Clause is greater than $100,000.

8.2                               Excluded Liabilities.

The indemnity contained in Clause 8.1 shall not extend to any Liability to the extent that such Liability: (a) constitutes a cost which is expressly to be borne by the indemnified Party under this Agreement or any document entered into pursuant to the terms of this Agreement and in respect of which it has or they have no right to reimbursement under any such document; (b) is caused by any act or omission of the indemnified Party which constitutes (a) wilful or reckless misconduct with (i) intent to cause damage or (ii) knowledge that damage would probably result; or (b) unreasonable conduct on the part of the indemnified Party with (i) intent to cause damage or (ii) knowledge that damage would probably result; or (c) is caused by any failure on the part of the indemnified Party to comply with any of its obligations under, or is caused by a breach by the indemnified Party of an express warranty to indemnifying Party contained in this Agreement.

8.3                               Notice of Liabilities.

The indemnified Party shall: (a) notify the indemnifying Party in writing as soon as practicable after receipt by the indemnified Party of notice of a Liability (provided such notice is in writing).  Such notification to the indemnifying Party from the indemnified Party shall give such details as the indemnified Party then has and which are, in all the circumstances, reasonable having regard to the contents of the notice of a Liability received by the indemnified Party; and (b) notify the indemnifying Party of the indemnified Party intention to pay or procure the payment of any moneys in respect of any such Liability before any such payment is made.

8.4                               Action to defend Liabilities.

Following receipt of notice from the indemnified Party pursuant to Clause 8.3: (a) the indemnifying Party shall be entitled to take (at its or their own cost) such lawful and proper actions as it reasonably deems fit to defend or avoid any liability arising in respect of a Liability and shall be entitled to take such actions in the name of the indemnified Party; and (b) the indemnified Party shall, at the cost of the indemnifying Party, do such acts as the indemnifying Party may reasonably request with a view to assisting the indemnifying Party in taking actions to defend or avoid any liability as referred to in paragraph (a) of this Clause 8.4.

8.5                               Recovery and repayment.

If the indemnified Party shall recover from, or be paid by, any Person (other than an indemnifying Party) any amount in respect of any payments paid or discharged by an indemnifying Party in accordance with this Clause 8, the indemnified Party shall pay to the indemnifying Party a sum equal to the value of such recovered or paid amount.

8.6                               Subrogation.

Upon payment in full of any Liability by the indemnifying Party pursuant to this Clause 8, the indemnifying Party without any further action, shall be subrogated to any rights which the indemnified Party may have relating to such Liability.

8.7                               Extension of general indemnity.

The indemnities contained in this Clause 8 shall also extend to include all costs of interest, legal fees and other amounts whatsoever suffered or incurred by the indemnified Party in order to fund the satisfaction or discharge of any Liability.

8.8                               Other security.

Each of the indemnities contained in this Clause 8 or otherwise contained in this Agreement is in addition to, and not in substitution for, and shall not be affected or prejudiced by, any other security, guarantee or indemnity now or hereafter held by the indemnified Party.

8.9                               Survival of indemnities

Subject to the proviso to Clause 8.1, the indemnities by indemnifying Party in favour of the indemnified Party in this Clause 8 shall continue in full force and effect notwithstanding any breach of the terms of this Agreement by the indemnified Party, the termination of this Agreement or any other circumstance whatsoever.

9                 MISCELLANEOUS

9.1                               Expenses

Irrespective of whether the Closing is effected, the Buyer shall pay all costs and expenses that it incurs prior to the Closing, and the Seller shall pay all costs and expenses that the Seller and/or Company and/or any of its Affiliates (including Bluesky)  incurs prior to the Closing, including, but not limited to, legal, accounting, financial advisory and investment banking fees and expenses, with respect to the negotiation and execution of this Agreement and any other documents or instruments to be executed and delivered pursuant hereto, and the performance of any covenants to be performed by such Party and satisfaction of any conditions to be satisfied by such Party which are contained herein or therein. The provisions of this Clause 9.1 shall survive any termination of this Agreement.

9.2                               Notices

Any notice, request, demand or other communication required or permitted to be given to a Party pursuant to the provisions of this Agreement will be in writing and will be effective and deemed given under this Agreement on the earliest of: (a) the date of personal delivery, (b) the date of transmission by facsimile, with confirmed transmission and receipt, (c) two (2) Business Days after deposit with a nationally-recognized courier or overnight service such as Federal Express or (d) the date of transmission by email, with confirmed transmission and receipt.

9.3                               Entire Agreement

This Agreement, together with the Appendices annexed hereto, constitutes the entire understanding and agreement by and among the Parties hereto with respect to the subject matter hereof, and supersedes all prior written or oral negotiations, agreements and understandings, whether express or implied, among the Parties hereto.

9.4                               Amendments and Waivers

Except as otherwise set forth herein, any terms of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by an instrument in writing and signed by the Party against whom such amendment or waiver is sought to be enforced.

No failure or delay by one Party in exercising any right or remedy provided by law under or pursuant to this Agreement shall impair such right or remedy or operate or be construed as a waiver or variation of it or preclude its exercise at any subsequent time and no single or partial exercise of any such right or remedy shall preclude any other or further exercise of it or the exercise of any other right or remedy.

The rights and remedies of the Parties under or pursuant to this Agreement are cumulative, may be exercised as often as such party considers appropriate and are in addition to its rights and remedies under general law.

9.5                               Successors and Assigns

Neither this Agreement nor any rights hereunder may be assigned by any Party without the prior written consent of the other Parties. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

9.6                               Governing Law and Dispute Resolution

This Agreement shall be governed by, and construed and enforced in accordance with the laws of New York and any dispute arising out of or in connection with this Agreement shall be referred first to mediation as provided in Clause 9.7 below. If the Parties are unable to resolve the dispute through mediation, the dispute shall be referred to arbitration in New York in accordance with Clause 9.8 below.

9.7                               Mediation

In the event of a dispute between the Parties, either Party may at any time elect to refer the dispute to mediation by service on the other party of a written notice (the “Mediation Notice”) calling on the other party to resolve the dispute through mediation.

Upon receipt the Mediation Notice, the Parties, acting in good faith, shall agree on a mediator within 14 calendar days of receipt of the Mediation Notice, failing which on the application of either party a mediator will be appointed promptly by the President/Chief Executive Officer of JAMS or any person that the President/Chief Executive Officer may designate for that purpose. The mediation shall be conducted in such place and in accordance with such procedure and on such terms as the parties may agree, or in the event of disagreement, as may be set by the mediator.

The mediation shall not affect the rights of either Party to seek such relief or take such steps as is considered necessary to protect its interest.

Unless otherwise agreed or specified in the mediation terms, each party shall bear its own costs incurred in the mediation and the parties shall share equally the mediator’s costs and expenses.

The mediation process shall be without prejudice and confidential and no information or documents disclosed during it shall be revealed to the Arbitration Tribunal except to the extent that they are disclosable under the law and procedure governing the arbitration.

9.8                               Arbitration

The arbitration shall be conducted in accordance with the United National Commission on International Trade Law (UNCITRAL) Terms current at the time when the arbitration proceedings are commenced. The reference shall be to three arbitrators. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its arbitrator within 14 calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and give notice that it has done so within the 14 days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within the 14 days specified, the party referring a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the party accordingly. The award of a sole arbitrator shall be binding on both parties as if he had been appointed by agreement.

Nothing herein shall prevent the parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator.

9.9                               Severability

If any term or any provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to the effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

9.10                        Titles and Subtitles

The Clause and Clause headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

9.11                        No Third Party Beneficiaries

Nothing in this Agreement, express or implied, shall create or confer on any Person other than the Parties of their respective successors and permitted assigns, and rights, remedies, obligations or liabilities, except for the Indemnified Persons.

9.12                        Legal Fees

If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement or any other document or instrument to be executed or delivered pursuant hereto, the prevailing Party shall be entitled to reasonable legal fees, costs and disbursements in addition to any other relief to which such Party may be entitled and any legal fees, costs or disbursements incurred in enforcing such Party’s rights under this Clause 9.12.

9.13                        Interpretation

9.13.1                  Drafting

The Parties have jointly participated in the negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto and no presumption or burden of proof will arise favoring or disfavoring any Party hereto because of the authorship of any provision of this Agreement.

9.13.2                  References

The word “including” means “including, without limitation.” The words “this Agreement,” “herein,” “hereof,” “hereunder” and words of similar importance refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. Words in the singular form will be construed to include the plural and words in the plural form will be construed to include the singular form, unless the context otherwise requires. Words importing one gender shall be deemed to include the other gender.

9.14                        Counterparts

This agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

9.15                        Currency

All references in this Agreement to “Dollars” or $ shall mean United States Dollars unless otherwise specifically indicated.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized Representatives as of the date first above written.

F3 Fund

By:	/s/ Nobu Su
Name: Nobu Su
Title: Director

Vantage Energy Services, Inc.

By:	/s/ Paul A. Bragg
Name: /s/ Paul A. Bragg
Title: Chief Executive Officer / Director

Offshore Group Investments Limited

By:	/s/ Nobu Su
Name: Nobu Su
Title: Director